EXHIBIT 8.5
PricewaterhouseCoopers
Belastingadviseurs N.V.
De Entree 201
1101 HG Amsterdam Zuidoost
Postbus 22739
1100 DE Amsterdam Zuidoost
Telefoon (020) 568 66 66
Fax (020) 568 66 85
Directe lijn (020) 568 68 74
Directe fax (020) 568 70 01
The Managing, Supervisory and Joint
Board of Directors of James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
July 20, 2009
Reference: 117.793/WME/SFA/RTI/AKI/ngh090716b1d

Subject:	Re:	James Hardie Industries N.V.
Ladies and Gentlemen:
     We have acted as special Dutch tax counsel to James Hardie Industries N.V., a public limited liability corporation registered in The Netherlands (the “Company”), in connection with the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE (the “Issuer”) as a result of the transformation of the Company from a public limited liability corporation organized in The Netherlands (Naamloze Vennootschap (NV)) to a European Company (Societas Europaea (SE)) pursuant to the merger of a newly-formed subsidiary of the Company incorporated in Ireland with and into the Company. At your request, we are rendering our opinion set forth below concerning material Dutch income and withholding tax consequences (together referred to as “Dutch income tax” hereafter) of the Proposal (as defined in the Registration Statement, described below). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.
     In the above capacity, we have reviewed (i) the registration statement on Form F-4 (File No. 333-160177) relating to the Securities filed by the Company on July 20, 2009 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”), and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements and representations made by the Company and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief.
     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

The Managing, Supervisory and Joint
Board of Directors of James Hardie Industries N.V.
July 20, 2009

     In rendering our opinion, we have considered applicable provisions of the Dutch tax law, pertinent judicial authorities, published opinions and administrative pronouncements of the Dutch tax authorities and other applicable authorities, and income tax treaties to which the Netherlands is a party, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Dutch tax authorities or, if challenged, by a court.
     On the basis of the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth in the Registration Statement and herein, we are of the opinion that, although the descriptions in the F-4 in Section 9.3.2.5. entitled “Our transformation into Dutch SE and the subsequent transfer of Dutch SE to Ireland: Dutch resident individual and corporate shareholders”, Section 9.3.3. entitled “Participation Exemption” and Section 9.3.4. entitled “Dutch Tax Consequences of the Associated Transaction/Transfer of Intellectual Property Assets and Treasury Function” do not purport to describe all possible Dutch income tax consequences of the Proposal to Holders and the Company, under present Dutch income tax law such descriptions fairly summarize the relevant Dutch tax law.
     Except as set above, we express no opinions or views regarding the Dutch income tax consequences of the Proposal or any other transaction related to the Proposal.
     This opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the Registration Statement or the other documents referred to above could affect our conclusions herein.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in such registration statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
PricewaterhouseCoopers Belastingadviseurs N.V.

/s/ S.E. Faber	/s/ R.W. Tieskens

S.E. Faber	R.W. Tieskens